Exhibit 10.2

Francesca’s Holdings Corporation
EXECUTIVE BONUS PLAN

1.	Purpose.

The purpose of this Francesca’s Holdings Corporation Executive Bonus Plan (this “Bonus Plan”) is to promote the success of Francesca’s Holdings Corporation, a Delaware corporation, (the “Corporation”) by (i) compensating and rewarding participating executives (each, a “Participant”) with bonuses for the achievement of pre-established performance goals and (ii) motivating such executives by giving them opportunities to receive bonuses directly related to such performance.

2.	Administration of the Plan.

2.1	Authority of the Committee. This Bonus Plan shall be administered by the Compensation Committee of the Corporation’s Board of Directors (the “Committee”). Action of the Committee with respect to the administration of this Bonus Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members. The Committee shall have the authority to construe and interpret this Bonus Plan and any agreements or other document relating to awards under this Bonus Plan (each, an “Award”), and may adopt such rules and regulations as the Committee deems appropriate for the administration of this Bonus Plan.

2.2	Effect of Determination. Any determinations made by the Committee, including, without limitation, determinations with respect to attainment of Performance Goals and Bonus amount, shall be binding, final and conclusive on each Participant.

3.	Awards.

3.1	Award Grants. Each Participant will be granted an Award under this Bonus Plan. Each Award granted to a Participant represents the opportunity to receive a payment for the Corporation’s relevant fiscal year (the “Performance Period”) determined under the terms and conditions of this Bonus Plan (a “Bonus”). The Committee shall establish (i) the target amount of each Participant’s Bonus and (ii) the applicable performance goals for such Performance Period (the “Performance Goals”) during the first ninety (90) days of the Performance Period, although the target Bonus amount for Participants selected to participate in this Bonus Plan after this period may be established at a later date.

3.2	Performance Goals. The actual amount of the Bonus paid to each Participant for the Performance Period will be calculated based on the Participant’s achievement of the Performance Goals established by the Committee pursuant to Section 3.1 above for the applicable Performance Period.

3.3	Determination of Performance. The determination as to whether the Corporation has attained the Performance Goals with respect to the Performance Period shall be made by the Committee acting in good faith.

3.4	Negative Discretion. Notwithstanding the foregoing provisions, the Committee retains discretion to reduce (but not increase) the Bonus otherwise payable to any one or more Participants pursuant to Section 3.1. The Committee may exercise such discretion on any basis it deems appropriate (including, but not limited to, its assessment of the Corporation’s performance relative to its operating or strategic goals for the Performance Period and/or the Participant’s individual performance for such period). For purposes of clarity, if the Committee exercises its discretion to reduce the amount of any Bonus payable hereunder, it shall not be required to allocate the amount of such reduction to Bonuses payable to other Participants.

4.	Newly Hired Participants. If any Participant is selected to participate in this Bonus Plan after the first quarter of the Performance Period has elapsed, the Committee shall have the discretion to make appropriate pro-rata adjustments to the target amount of the Participant’s Bonus and to any of the other terms and conditions of this Bonus Plan as they relate to such newly hired Participant.

5.	Committee Determination and Certification. As soon as practicable after the end of the Performance Period, the Committee shall determine whether the Corporation has attained the Performance Goals with respect to the Performance Period. At this time, the Committee shall also determine the amount of each Participant’s Bonus payable pursuant to this Bonus Plan.

6.	Payment of Bonuses. Any Bonuses shall be paid (subject to tax withholding pursuant to Section 10.6) as soon as practicable following the Committee’s determination of the final Bonus amount (after giving effect to any exercise of its discretion to reduce Bonuses pursuant to Section 3.4) but in no event later than 74 calendar days following the end of the Performance Period.

7.	Termination of Employment. In the event that a Participant’s employment with the Corporation and its majority-owned subsidiaries (“Subsidiaries”) terminates (regardless of the reason for such termination of employment, whether voluntarily or involuntarily, with or without cause, or due to the Participant’s death or disability) at any time during the Performance Period applicable to an Award, such Award shall immediately terminate upon such termination of employment, and the Participant shall not be entitled to any Bonus payment in respect of such Award, unless otherwise expressly provided under a written contract with the Corporation.

8.	Adjustments. The Committee shall adjust the performance measures, performance goals, relative weights of the measures, and other provisions of then-outstanding Awards under this Bonus Plan to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Corporation, (2) any change in accounting policies or practices, (3) the effects of any special charges to the Corporation’s earnings, or (4) any other similar special circumstances. Notwithstanding any other provision herein, each Award shall be subject to termination in connection with a corporate transaction that the Corporation does not survive (or does not survive as a public company in respect of its common stock) on such terms as the Committee may determine.

9.	Recoupment of Bonus Payments. Any Bonuses becoming payable pursuant to this Bonus Plan shall be subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Bonuses.

10.	General Provisions.

10.1	Rights of Participants.

(A)	No Right to Awards or Continued Employment. Nothing contained in this Bonus Plan (or in any other documents under this Bonus Plan or in any Award) shall confer upon any Participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 10.1(a), however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

(B)	Plan Not Funded. Awards payable under this Bonus Plan shall be payable from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Bonus Plan (or of any related documents), nor the creation or adoption of this Bonus Plan, nor any action taken pursuant to the provisions of this Bonus Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment pursuant to any Award, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

10.2	Non-Transferability of Benefits and Interests. All Awards are non-transferable, and no benefit payable under this Bonus Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. This Section 10.2 shall not apply to an assignment of a contingency or payment due (a) after the death of a Participant to the deceased Participant’s legal representative or beneficiary or (b) after the disability of a Participant to the disabled Participant’s personal representative.

10.3	Force and Effect. The various provisions herein are severable in their entirety. Any determination of invalidity or unenforceability of any one provision will have no effect on the continuing force and effect of the remaining provisions.

10.4	Governing Law. This Bonus Plan will be construed under the laws of the State of Delaware.

10.5	Construction. It is intended that Awards granted and Bonuses paid under this Bonus Plan qualify as “short-term deferrals” within the meaning of the guidance provided by the Internal Revenue Service under Section 409A of the United Stated Internal Revenue Code of 1986, as amended, and this Bonus Plan shall be interpreted consistent with that intent.

10.6	Tax Withholding. Upon the payment of any Bonus, the Corporation shall have the right to deduct the amount of any federal, state or local taxes that the Corporation or any Subsidiary may be required to withhold with respect to such payment.

10.7	Amendments, Suspension or Termination of Plan. The Board or the Committee may at any time terminate, amend, modify or suspend this Bonus Plan, in whole or in part, in each case, without the consent of Participants.

10.8	Effective Date. This version of the Bonus Plan is effective as of May 31, 2018 and applies to Awards granted for the Corporation’s 2018 fiscal year. For the terms applicable to Awards granted under the Bonus Plan prior to the Corporation’s 2018 fiscal year, see the version of the Bonus Plan in effect for such fiscal year.

10.9	Captions. Captions and headings are given to the sections and subsections of this Bonus Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Bonus Plan or any provision thereof.

10.10	Non-Exclusivity of Plan. Nothing in this Bonus Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation under any other plan or authority.